EXHIBIT 99.1

Monday, October 26, 2026

Contact:	Jason Long, CFO
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Third Quarter and First Nine Months of 2026

Toano, Va., October 26, 2026—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $8.3 million for the third quarter of 2026, an increase of 16.1 percent, compared to $7.1 million for the third quarter of 2025. The Corporation reported consolidated net income of $23.7 million for the first nine months of 2026, an increase of 16.8 percent, compared to $20.3 million for the first nine months of 2025.

Included in net income for the first nine months of 2026 were the effects of the sale of an equity interest in Bearing Insurance Group, LLC (the “Bearing equity interest”), resulting in a pre-tax gain of $8.3 million, and a securities portfolio restructuring (the “Portfolio Restructuring”), which resulted in a pre-tax loss of $7.1 million.  Adjusted net income, a non-GAAP measure, increased $2.7 million, or 13.1 percent, for the first nine months of 2026, compared to the same period of 2025, which excludes the effects of the items mentioned above. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended			For the Nine Months Ended
Consolidated Financial Highlights (unaudited)	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Consolidated net income (000's)	$8,257	$8,626	$7,113	$23,677	$20,275

Adjusted net income[1]	$8,257	$7,883	$7,113	$22,934	$20,275

Earnings per share - basic and diluted	$2.55	$2.63	$2.18	$7.26	$6.22
Adjusted earnings per share - basic and diluted[1]	$2.55	$2.40	$2.18	$7.03	$6.22

Annualized return on average assets (ROA)	1.18%	1.23%	1.06%	1.13%	1.02%
Adjusted annualized ROA[1]	1.18%	1.13%	1.06%	1.09%	1.02%
Annualized return on average equity (ROE)	11.86%	12.75%	11.60%	11.60%	11.36%
Adjusted annualized ROE[1]	11.86%	11.65%	11.60%	11.24%	11.36%
Annualized return on average tangible common equity (ROTCE)[1]	13.18%	14.08%	13.07%	12.86%	12.84%
Adjusted annualized ROTCE[1]	13.18%	12.86%	13.07%	12.45%	12.84%

________________________

1 The Corporation uses non-GAAP measures of financial performance, including adjusted net income, adjusted earnings per share, adjusted annualized ROA, adjusted annualized ROE, annualized ROTCE and adjusted annualized ROTCE, to provide meaningful information about operating performance to investors by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income.  Each of the non-GAAP measures listed in the prior sentence for the second quarter and first nine months of 2026 excludes the effects of the sale of the Bearing equity interest and the Portfolio Restructuring. For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“Our third quarter performance reflects the strength of our diversified business model and disciplined execution of our strategic priorities,” said Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “Growth in community banking loans and a stronger net interest margin drove solid results. We also expanded into the Lynchburg, Virginia market with the opening of a loan production office. Credit quality remains good and consumer activity remains resilient despite inflation, elevated interest rates, and geopolitical uncertainty. We believe our strong financial position leaves us well positioned for the future.”

Key highlights for the third quarter and first nine months of 2026 are as follows.

●	Community banking segment loans grew $102.8 million, or 8.6 percent annualized, compared to December 31, 2025 and $148.1 million, or 9.6 percent, compared to September 30, 2025;
●	Consumer finance segment loans decreased $12.8 million, or 3.7 percent annualized, compared to December 31, 2025 and $11.8 million, or 2.5 percent, compared to September 30, 2025;
●	Deposits increased $10.4 million, or 1.0 percent annualized, compared to December 31, 2025 and $58.0 million, or 2.5 percent, compared to September 30, 2025;
●	Consolidated annualized net interest margin (FTE) was 4.53 percent for the third quarter of 2026 compared to 4.24 percent for the third quarter of 2025 and 4.41 percent for the second quarter of 2026;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 2.63 percent and 2.61 percent of average total loans for the third quarter and first nine months of 2026, respectively, compared to 2.68 percent and 2.51 percent for the same periods of 2025 and 2.21 percent for the second quarter of 2026;
●	Mortgage banking segment loan originations increased $5.7 million, or 3.4 percent, to $172.8 million and $91.8 million, or 18.6 percent, to $586.1 million for the third quarter and first nine months of 2026, respectively, compared to the same periods of 2025;
●	During the first nine months of 2026, the community banking segment completed the sale of its Bearing equity interest, resulting in a pre-tax gain of $8.3 million. Following the sale, the community banking segment executed the Portfolio Restructuring, resulting in a pre-tax loss of $7.1 million. The community banking segment sold securities with a book value of $72.6 million and purchased approximately $67.8 million of securities; and
●	The Corporation expanded into the Lynchburg, Virginia market with the hiring of an experienced lender in the third quarter of 2026.

Community Banking Segment.  The community banking segment reported net income of $8.9 million and $24.2 million for the third quarter and first nine months of 2026, respectively, compared to $7.4 million and $19.9 million for the same periods of 2025 due primarily to:

●	higher interest income resulting from higher average balances of loans and securities and higher average interest rates on loans and securities, due primarily to an increase in market interest rates and the Portfolio Restructuring; and
●	a pre-tax gain of $8.3 million on the sale of the Bearing equity interest in the first nine months of 2026, reported in investment income from other equity interests;

partially offset by:

●	higher salaries and employee benefits due primarily to the addition of seasoned lending teams with the expansion into the Roanoke and Lynchburg Virginia markets in the third quarters of 2025 and 2026, respectively, annual compensation adjustments, and increased employee incentive accruals associated with improved financial performance;
●	the Portfolio Restructuring, which resulted in a pre-tax loss of $7.1 million for the first nine months of 2026, reported in net loss on sales of available for sale securities;
●	higher provision for credit losses for the first nine months of 2026 as compared to the same period of 2025 due primarily to the reversal of a specific reserve in the second quarter of 2025 upon the resolution of a nonperforming commercial real estate loan; and
●	higher data processing expenses associated with investments in information technology infrastructure projects.

Adjusted net income for the community banking segment, which excludes the effects of the sale of the Bearing equity interest and the Portfolio Restructuring, was $23.5 million for the first nine months of 2026 compared to $19.9 million for the same period in 2025. Adjusted net income for the community banking segment increased $3.5 million for the first nine months of 2026 compared to the same period in 2025 due primarily to the other items discussed above.

Average loans increased $133.0 million, or 8.6 percent, for the third quarter of 2026 and $133.5 million, or 8.9 percent, for the first nine months of 2026 compared to the same periods of 2025 due primarily to growth in the commercial real estate and land acquisition and development segments of the loan portfolio. Average deposits increased $99.1 million, or

4.4 percent, for the third quarter of 2026 and $142.7 million, or 6.4 percent, for the first nine months of 2026 compared to the same periods of 2025.

Average interest-earning asset yields at the community banking segment were higher for the third quarter and first nine months of 2026 compared to the same periods of 2025 due primarily to higher average interest rates on securities and loans and higher average balances of loans. In the Portfolio Restructuring, the community banking segment sold $72.6 million in book value of securities with a weighted average yield of 1.40% and representing approximately 14.7% of the entire securities portfolio, and purchased approximately $67.8 million of securities with a weighted average yield of 4.70%. Average loan yields increased for the third quarter and first nine months of 2026 at the community banking segment due primarily to higher average market interest rates. Average costs of interest-bearing deposits were lower for the third quarter and the first nine months of 2026 compared to the same periods of 2025 due primarily to a decrease in average interest rates paid on time deposits.

The community banking segment’s nonaccrual loans were $1.1 million at both September 30, 2026 and December 31, 2025. The community banking segment recorded no provision for credit losses in the third quarter of 2026 compared to a net reversal of $100,000 in the third quarter of 2025. For the first nine months of 2026, the community banking segment recorded $450,000 of provision for credit losses compared to a net reversal of $300,000 for the first nine months of 2025. At September 30, 2026 the allowance for credit losses was $17.8 million compared to $17.4 million at December 31, 2025. The allowance for credit losses as a percentage of total loans decreased to 1.05 percent at September 30, 2026 from 1.10 percent at December 31, 2025 due primarily to changes in the forecast of key credit loss model assumptions, which includes the forecast of the national unemployment rate derived from the Federal Open Market Committee of the Federal Reserve Board. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $266,000 for the third quarter of 2026 compared to $641,000 for the same period of 2025 due primarily to:

●	lower gains on sales of loans due primarily to lower margins;

partially offset by:

●	higher mortgage lender services fee income.

The mortgage banking segment reported net income of $2.2 million for the first nine months of 2026 compared to $2.1 million for the same period of 2025 due primarily to:

●	higher gains on sales of loans and higher mortgage banking fee income due to higher volume of mortgage loan originations; and
●	higher mortgage lender services fee income;

partially offset by:

●	higher variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits, and higher loan processing and collection expenses.

Mortgage banking segment loan originations increased 3.4 percent and 18.6 percent for the third quarter and first nine months of 2026, respectively, compared to the same periods of 2025 as the mortgage interest rate environment was generally more favorable during the first nine months of 2026 compared to the first nine months of 2025. With interest rates rising in the third quarter of 2026, refinancings decreased during the quarter by 22.7 percent compared to the third quarter of 2025. Mortgage loan originations for the mortgage banking segment were $172.8 million for the third quarter of 2026, comprised of $158.3 million home purchases and $14.5 million refinancings, compared to $167.0 million for the third quarter of 2025, comprised of $148.2 million home purchases and $18.8 million refinancings. Mortgage loan originations for the mortgage banking segment were $586.1 million for the first nine months of 2026, comprised of $510.0 million home purchases and $76.1 million refinancings, compared to $494.3 million for the first nine months of 2025, comprised of $447.1 million home purchases and $47.2 million refinancings. Mortgage banking segment originations include originations of loans sold to the community banking segment, at prices similar to those paid by third-party investors. Intercompany gains, losses, and other income and expenses related to these transactions are eliminated to reach consolidated totals.

Through the Lender Solutions division of the mortgage banking segment, mortgage lender services fee income is derived from providing mortgage origination functions to third-party mortgage lenders for a fee. Mortgage lender services fee income increased to $907,000 and $2.7 million for the third quarter and first nine months of 2026, respectively, compared to $768,000 and $2.1 million for the same periods of 2025 due primarily to an increase in the number of third-party mortgage lenders serviced and increased mortgage loan volume in the industry.

During the third quarter and first nine months of 2026, the mortgage banking segment recorded net reversals of provision for indemnification losses of $35,000 and $95,000, respectively, compared to net reversals of provision for indemnification losses of $75,000 and $135,000 in the same periods of 2025. The allowance for indemnifications was $1.1 million and $1.2 million at September 30, 2026 and December 31, 2025, respectively. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $303,000 for the third quarter of 2026 compared to $231,000 for the same period of 2025 due primarily to:

●	lower provision for credit losses due primarily to a decrease in the balance of loans; and
●	lower interest expense allocation on borrowings from the community banking segment as a result of lower average balance of borrowings and lower average interest rates;

partially offset by:

●	lower interest income resulting from lower average balances of loans and lower loan yields.

The consumer finance segment reported net income of $760,000 for the first nine months of 2026 compared to $1.0 million for the same period of 2025 due primarily to:

●	higher provision for credit losses due primarily to higher net charge-offs;

partially offset by:

●	lower interest expense allocation on borrowings from the community banking segment as a result of lower average interest rates and lower average balance of borrowings.

Average loans decreased $10.0 million, or 2.2 percent, for the third quarter of 2026 and decreased $5.3 million, or 1.1 percent, for the first nine months of 2026, compared to the same periods in 2025 due primarily to a decrease in marine and recreational vehicle loans as the third party administrator of that program significantly decreased sales of those loans to outside parties during 2025, which led to the consumer finance segment ending future purchases under the program during the third quarter of 2025. The marine and recreational vehicle portfolio is expected to run off over time, subject to normal repayment activity and credit performance. The consumer finance segment experienced net charge-offs at an annualized rate of 2.61 percent of average total loans for the first nine months of 2026 compared to 2.51 percent for the first nine months of 2025 due primarily to a mix shift in the portfolio as balances of marine and recreational vehicle loans, which historically have had lower charge-off rates than the automobile portfolio, continued to decrease. At September 30, 2026, total delinquent loans as a percentage of total loans was 3.39 percent compared to 4.38 percent at December 31, 2025 and 4.00 percent at September 30, 2025.

The consumer finance segment, at times, offers payment deferrals as a portfolio management technique to achieve higher ultimate cash collections on select loan accounts. Average amounts of payment deferrals of automobile loans on a monthly basis, which are not included in delinquent loans, were 2.05 percent and 1.59 percent of average automobile loans outstanding during the third quarter and first nine months of 2026, respectively, compared to 1.88 percent and 1.79 percent during the same periods of 2025 and 1.40 percent during the second quarter of 2026.

The allowance for credit losses was $21.8 million, or 4.84 percent of total loans, at September 30, 2026 compared to $22.3 million, or 4.79 percent of total loans, at December 31, 2025. The increase in the percent of allowance to total loans from December 31, 2025 to September 30, 2026 is due primarily to a mix shift in the portfolio as balances of marine and recreational vehicle loans, which historically have had lower charge-off rates than the automobile portfolio, continued to decrease. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in further elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of September 30, 2026, the Corporation’s uninsured deposits were approximately $720.4 million, or 30.6 percent of total deposits. Excluding intercompany cash holdings and municipal deposits, which are secured with pledged securities, amounts uninsured were approximately $587.2 million, or 24.9 percent of total deposits as of September 30, 2026. The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $389.4 million and borrowing availability was $641.7 million as of September 30, 2026, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $443.9 million as of September 30, 2026.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Total borrowings increased to $138.1 million at September 30, 2026 from $113.3 million at December 31, 2025 due primarily to an increase in FHLB advances during the first nine months of 2026 that were used to help fund loan growth.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities, the issuance of brokered certificates of deposit and the capacity to borrow additional funds.

Capital and Dividends.  During the third quarter of 2026, the Corporation declared a quarterly cash dividend of 48 cents per share. This dividend, which was paid to shareholders on October 1, 2026, represents a payout ratio of 18.8 percent of earnings per share for the third quarter of 2026. The Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital levels and requirements, and expected future earnings.

Total consolidated equity increased $7.0 million at September 30, 2026 compared to December 31, 2025 due primarily to net income partially offset by higher unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income, and by dividends paid on the Corporation’s common stock. The Corporation’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest. Unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale, net of deferred income taxes, increased to $23.2 million at September 30, 2026 compared to $10.2 million at December 31, 2025 due primarily to an increase in debt security market interest rates.

As of September 30, 2026, C&F Bank was categorized as well capitalized under the FDIC’s regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at September 30, 2026, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at September 30, 2026. For additional information, see “Capital Ratios” below.  The above-mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses become realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

The Corporation has a share repurchase program, effective January 1, 2026 through December 31, 2026, that was authorized by the Board of Directors to repurchase up to $5.0 million of the Corporation’s common stock (the 2026 Repurchase Program). During the third quarter of 2026, the Corporation repurchased 3 shares, or less than $1,000 of its common stock under the 2026 Repurchase Program.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $107.33 per share on October 23, 2026.  At

September 30, 2026, the book value per share of the Corporation was $82.66 and the tangible book value per share was $74.66.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 32 banking offices and six commercial loan offices located throughout Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company provides automobile loans through indirect lending programs offered primarily in the Mid-Atlantic, Midwest and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), is available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted return on average equity, net tangible income attributable to the Corporation, return on average tangible common equity (ROTCE), adjusted ROTCE, tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest and fees on loans-FTE, interest and dividends on securities-FTE, total interest income-FTE, net interest income-FTE and net interest income margin-FTE. Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis (which converts the income on loans and investments for which no income taxes are paid to the equivalent yield as if income taxes were paid) using the federal corporate income tax rate of 21 percent that was applicable for all periods presented.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to, or more important than, GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below in the “Reconciliation of Certain Non-GAAP Financial Measures,” “Fully Taxable Equivalent Net Interest Income” and “Tangible Book Value Per Share” tables.

Forward-Looking Statements.  This press release contains statements concerning the Corporation’s expectations, plans, objectives or beliefs regarding future financial performance and other statements that are not historical facts, which may constitute “forward-looking statements” as defined by federal securities laws. Forward-looking statements generally can be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions, are not statements of historical fact, and are based on management’s beliefs, assumptions and expectations regarding future events or performance as of the date of this press release, taking into account all information currently available to management. These statements may include, but are not limited to: statements made in Mr. Cherry’s quotation and statements regarding expected future operations and financial performance; expected trends in yields on loans; expected future recovery of investments in debt securities; future dividend payments and share repurchases; deposit trends; charge-offs and delinquencies; changes in cost of funds and net interest margin and items affecting net interest margin; strategic business initiatives, including our expansion into Lynchburg, Virginia, and the anticipated effects thereof; expected impact of unrealized losses on earnings and regulatory capital of the Corporation or C&F Bank; mortgage loan originations; competition; our loan portfolio; our digital services; the adoption of artificial intelligence; improving operational efficiencies; expectations regarding the runoff of the marine and recreational vehicle portfolio; technology initiatives; our diversified business strategy; asset quality; credit quality; adequacy of allowances for credit losses and the level of future charge-offs; market interest rates and housing inventory and resulting effects on mortgage loan origination volume; sources of liquidity; adequacy of the reserve for indemnification losses related to loans sold in the secondary market; capital levels; the effect of future market and industry trends and conditions; the effects of future interest rate levels and fluctuations; cybersecurity risks; and inflation. These forward-looking statements are subject to significant risks and uncertainties due to factors that could have a material adverse effect on the operations and future prospects of the Corporation including, but not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, fluctuations in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions, slowdowns in economic growth and government shutdowns
●	general market conditions, including disruptions due to pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, changes in trade policy and the implementation of tariffs, geopolitical tensions, war and other military conflicts (including the conflict in the Middle East and potential associated impacts on interest rates and energy prices) or other major events, or the prospect of these events
●	average loan yields and securities yields and average costs of interest-bearing deposits and borrowings
●	financial services industry conditions, including bank failures or rumors of such failures, the soundness of other financial institutions or concerns involving liquidity, along with actions taken by governmental agencies to address such conditions, and the effects on financial institutions, including us, on, among other things, the ability to attract or retain depositors and to borrow or raise capital
●	labor market conditions, including attracting, hiring, training, motivating and retaining qualified employees
●	the legislative and regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market areas
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the availability of lines of credit from the FHLB and other counterparties
●	competition from both banks and non-banks, including competition in the automobile finance market
●	services provided by, or the level of the Corporation’s reliance upon, third parties for key services
●	the commercial and residential real estate markets, including changes in property values
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansion, relocation and consolidation plans
●	cyber threats, attacks or events, including emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action or increase cybersecurity threats
●	C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections made by the Corporation thereunder.

These risks and uncertainties, and the risks discussed in more detail in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025 and other reports filed with the SEC should be considered in evaluating the forward-looking statements contained herein. Readers should not place undue reliance on any forward-looking statement. There can be no assurance that actual results will not differ materially from historical results or those expressed in or implied by such forward-looking statements, or that the beliefs, assumptions and expectations underlying such forward-looking statements will be proven to be accurate. Forward-looking statements are made as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made, except as otherwise required by law.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Consolidated Balance Sheets	9/30/2026	12/31/2025
Assets
Cash and due from banks	$15,190	$13,622
Interest-bearing deposits in other banks	30,785	65,510
Total cash and cash equivalents	45,975	79,132
Securities—available for sale at fair value, amortized cost of $483,466 and $471,036, respectively	454,057	458,111
Loans held for sale, at fair value	26,757	40,911
Loans, net of allowance for credit losses of $39,638 and $39,677, respectively	2,104,930	2,014,899
Restricted stock, at cost	5,009	3,680
Corporate premises and equipment, net	42,444	39,200
Other real estate owned, net of valuation allowance of $0 and $215, respectively	—	1,316
Accrued interest receivable	12,310	11,726
Goodwill	25,191	25,191
Other intangible assets, net	834	909
Bank-owned life insurance	21,438	21,808
Net deferred tax asset	17,357	14,039
Other assets	54,886	57,572
Total assets	$2,811,188	$2,768,494

Liabilities
Deposits
Noninterest-bearing demand deposits	$552,739	$543,673
Savings, money market and interest-bearing demand deposits	878,404	905,683
Time deposits	924,937	896,367
Total deposits	2,356,080	2,345,723
FHLB Advances	65,000	40,000
Subordinated notes	65,519	65,493
Other borrowings	7,576	7,842
Accrued interest payable	4,530	3,745
Other liabilities	43,165	43,343
Total liabilities	2,541,870	2,506,146

Commitments and contingent liabilities

Equity
Common stock ($1.00 par value, 8,000,000 shares authorized, 3,251,123 and 3,245,972 shares issued and outstanding, respectively, includes 98,943 and 100,578 of unvested shares, respectively)	3,152	3,145
Additional paid-in capital	1,803	1,078
Retained earnings	287,599	268,696
Accumulated other comprehensive loss, net	(23,801)	(11,166)
Equity attributable to C&F Financial Corporation	268,753	261,753
Noncontrolling interest	565	595
Total equity	269,318	262,348
Total liabilities and equity	$2,811,188	$2,768,494

	For The Quarter Ended			For The Nine Months Ended
Consolidated Statements of Income	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Interest income
Interest and fees on loans	$36,693	$35,690	$34,683	$107,098	$100,781
Interest on interest-bearing deposits in other banks	272	471	719	1,394	1,634
Interest and dividends on securities
U.S. treasury, government agencies and corporations	125	181	273	565	840
Mortgage-backed securities	2,507	2,102	1,610	6,269	4,537
Tax-exempt obligations of states and political subdivisions	1,169	1,128	990	3,391	2,854
Taxable obligations of states and political subdivisions	256	213	186	663	578
Corporate and other	554	566	322	1,693	954
Total interest income	41,576	40,351	38,783	121,073	112,178
Interest expense
Savings and interest-bearing deposits	2,260	2,240	2,226	6,763	6,037
Time deposits	7,617	7,526	7,725	22,729	23,236
FHLB advances	322	328	450	1,079	1,337
Subordinated notes	1,139	1,110	1,112	3,351	2,465
Other borrowings	64	57	96	178	411
Total interest expense	11,402	11,261	11,609	34,100	33,486
Net interest income	30,174	29,090	27,174	86,973	78,692
Provision for credit losses	2,750	2,650	2,900	9,000	8,000
Net interest income after provision for credit losses	27,424	26,440	24,274	77,973	70,692
Noninterest income
Gains on sales of loans	1,365	2,436	1,896	6,346	6,201
Interchange income	1,652	1,673	1,610	4,902	4,706
Service charges on deposit accounts	1,123	1,061	1,049	3,204	3,061
Investment income from other equity interests	80	8,332	197	8,784	531
Mortgage banking fee income	757	985	735	2,592	2,193
Wealth management services income, net	917	847	795	2,572	2,283
Mortgage lender services income	907	969	768	2,696	2,066
Other service charges and fees	502	517	520	1,523	1,569
Net losses on sales, maturities and calls of available for sale securities	—	(7,129)	—	(7,129)	—
Other income, net	733	2,085	1,274	2,872	3,655
Total noninterest income	8,036	11,776	8,844	28,362	26,265
Noninterest expenses
Salaries and employee benefits	14,758	16,501	14,420	45,616	42,749
Occupancy	2,416	2,402	2,245	7,033	6,537
Data processing	3,421	3,403	3,026	9,999	8,881
Professional fees	785	943	901	2,645	2,823
Insurance expense	481	440	399	1,351	1,306
Marketing and advertising expenses	604	639	660	1,790	1,738
Loan processing and collection expenses	847	918	831	2,638	2,259
Other	1,969	2,101	1,808	5,871	5,686
Total noninterest expenses	25,281	27,347	24,290	76,943	71,979
Income before income taxes	10,179	10,869	8,828	29,392	24,978
Income tax expense	1,922	2,243	1,715	5,715	4,703
Net income	8,257	8,626	7,113	23,677	20,275
Less net income attributable to noncontrolling interest	(18)	63	38	92	141
Net income attributable to C&F Financial Corporation	$8,275	$8,563	$7,075	$23,585	$20,134
Net income per share - basic and diluted	$2.55	$2.63	$2.18	$7.26	$6.22

Weighted average shares outstanding - basic and diluted	3,251,418	3,252,163	3,238,057	3,250,699	3,237,256
Dividends declared per share	$0.48	$0.48	$0.46	$1.44	$1.38

	For The Quarter Ended			For The Nine Months Ended
Other Performance Data	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Net income (loss):
Community banking	$8,914	$8,173	$7,378	$24,197	$19,939
Mortgage banking	266	1,060	641	2,236	2,057
Consumer finance	303	538	231	760	996
Other[1]	(1,226)	(1,145)	(1,137)	(3,516)	(2,717)
Total	$8,257	$8,626	$7,113	$23,677	$20,275

Mortgage loan originations - mortgage banking:
Purchases	$158,242	$209,255	$148,245	$510,023	$447,107
Refinancings	14,519	24,479	18,773	76,074	47,184
Total	$172,761	$233,734	$167,018	$586,097	$494,291

Mortgage loans sold - mortgage banking	$189,666	$245,729	$178,035	$599,915	$481,344

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.

	For the Quarter Ended
	9/30/2026		6/30/2026		9/30/2025
	Average	Yield/	Average	Yield/	Average	Yield/
Yield Analysis	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Loans:
Community banking segment[1]	$1,671,177	5.70%	$1,631,487	5.61%	$1,538,149	5.60%
Mortgage banking segment	37,526	6.50	53,878	6.09	37,596	6.60
Consumer finance segment	453,770	10.59	459,447	10.55	463,761	10.61
Total loans	2,162,473	6.74	2,144,812	6.68	2,039,506	6.76
Securities - available for sale:
Taxable	349,838	3.94	346,303	3.54	338,354	2.82
Tax-exempt[1]	126,802	4.67	127,487	4.47	122,605	4.10
Total securities - available for sale	476,640	4.13	473,790	3.79	460,959	3.16
Interest-bearing deposits in other banks	38,104	2.83	61,530	3.07	74,629	3.83
Total earning assets	2,677,217	6.22	2,680,132	6.09	2,575,094	6.03
Allowance for credit losses	(40,283)		(40,256)		(40,389)
Total non-earning assets	167,386		162,193		156,558
Total assets	$2,804,320		$2,802,069		$2,691,263

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$333,619	0.64	$341,300	0.65	$312,095	0.57
Savings and money market deposit accounts	553,500	1.23	553,814	1.22	545,055	1.29
Time deposits	923,258	3.27	920,692	3.28	865,439	3.54
Total interest-bearing deposits	1,810,377	2.16	1,815,806	2.16	1,722,589	2.29
Borrowings:
FHLB advances	29,293	4.30	30,165	4.30	40,000	4.40
Subordinated notes	65,516	6.93	65,507	6.78	65,480	6.77
Other borrowings	8,501	2.99	7,784	2.94	19,832	1.92
Total borrowings	103,310	5.86	103,456	5.77	125,312	5.30
Total interest-bearing liabilities	1,913,687	2.36	1,919,262	2.35	1,847,901	2.50
Noninterest-bearing demand deposits	566,391		567,762		555,090
Other liabilities	45,802		44,379		43,054
Total liabilities	2,525,880		2,531,403		2,446,045
Equity	278,440		270,666		245,218
Total liabilities and equity	$2,804,320		$2,802,069		$2,691,263
Net interest income
Interest rate spread		3.86%		3.74%		3.53%
Interest expense to average earning assets		1.69%		1.68%		1.79%
Net interest margin (FTE)		4.53%		4.41%		4.24%

________________________

1 Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis using the federal corporate income tax rate of 21 percent that was applicable for all periods presented. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Nine Months Ended
	9/30/2026		9/30/2025
	Average	Yield/	Average	Yield/
Yield Analysis	Balance	Rate	Balance	Rate
Assets
Loans:
Community banking segment[1]	$1,635,395	5.63%	$1,501,919	5.57%
Mortgage banking segment	43,376	6.08	34,898	6.50
Consumer finance segment	459,213	10.60	464,487	10.56
Total loans	2,137,984	6.71	2,001,304	6.74
Securities - available for sale:
Taxable	347,044	3.53	339,938	2.71
Tax-exempt[1]	128,645	4.45	120,653	3.99
Total securities - available for sale	475,689	3.78	460,591	3.05
Interest-bearing deposits in other banks	59,536	3.13	59,633	3.66
Total earning assets	2,673,209	6.11	2,521,528	5.99
Allowance for credit losses	(40,351)		(40,759)
Total non-earning assets	166,741		156,147
Total assets	$2,799,599		$2,636,916

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$341,931	0.67	$319,039	0.64
Savings and money market deposit accounts	552,664	1.22	519,113	1.16
Time deposits	917,638	3.31	839,431	3.70
Total interest-bearing deposits	1,812,233	2.18	1,677,583	2.33
Borrowings:
FHLB advances	32,784	4.34	40,044	4.40
Subordinated notes	65,507	6.83	54,038	6.09
Other borrowings	8,039	2.96	29,326	1.87
Total borrowings	106,330	5.77	123,408	4.55
Total interest-bearing liabilities	1,918,563	2.37	1,800,991	2.49
Noninterest-bearing demand deposits	564,371		556,305
Other liabilities	44,666		41,622
Total liabilities	2,527,600		2,398,918
Equity	271,999		237,998
Total liabilities and equity	$2,799,599		$2,636,916
Net interest income
Interest rate spread		3.74%		3.50%
Interest expense to average earning assets		1.70%		1.78%
Net interest margin (FTE)		4.41%		4.21%

_______________________

1 Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis using the federal corporate income tax rate of 21 percent that was applicable for all periods presented. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Asset Quality	9/30/2026	12/31/2025
Community Banking
Total loans	$1,693,098	$1,590,301
Nonaccrual loans	$1,101	$1,135
Allowance for credit losses (ACL)	$17,807	$17,418
Nonaccrual loans to total loans	0.07%	0.07%
ACL to total loans	1.05%	1.10%
ACL to nonaccrual loans	1,617.35%	1,534.63%
Annualized year-to-date net charge-offs to average loans	0.00%	0.01%

Consumer Finance
Total loans	$451,470	$464,275
Nonaccrual loans	$919	$1,022
Repossessed assets	$782	$937
ACL	$21,831	$22,259
Nonaccrual loans to total loans	0.20%	0.22%
ACL to total loans	4.84%	4.79%
ACL to nonaccrual loans	2,375.52%	2,177.98%
Annualized year-to-date net charge-offs to average loans	2.61%	2.59%

Market Ratios	9/30/2026	12/31/2025
Market value per share	$97.97	$72.59
Book value per share	$82.66	$80.64
Price to book value ratio	1.19	0.90
Tangible book value per share[1]	$74.66	$72.60
Price to tangible book value ratio[1]	1.31	1.00
Price to earnings ratio (ttm)	10.50	8.76

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	9/30/2026	12/31/2025	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.7%	15.2%	8.0%
Tier 1 risk-based capital ratio	12.7%	12.2%	6.0%
Common equity tier 1 capital ratio	11.6%	11.0%	4.5%
Tier 1 leverage ratio	10.5%	10.0%	4.0%

C&F Bank[2]
Total risk-based capital ratio	15.0%	14.8%	8.0%
Tier 1 risk-based capital ratio	13.8%	13.6%	6.0%
Common equity tier 1 capital ratio	13.8%	13.6%	4.5%
Tier 1 leverage ratio	11.3%	11.1%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at September 30, 2026 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2025 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended			For The Nine Months Ended
	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Reconciliation of Certain Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Earnings Per Share
Net income, as reported	$8,257	$8,626	$7,113	$23,677	$20,275
Gain on sale of other equity interest[1]	-	(6,375)	-	(6,375)	-
Loss on securities portfolio restructuring[2]	-	5,632	-	5,632	-
Adjusted net income	$8,257	$7,883	$7,113	$22,934	$20,275

Weighted average shares - basic and diluted	3,251,418	3,252,163	3,238,057	3,250,699	3,237,256

Earnings per share - basic and diluted, as reported	$2.55	$2.63	$2.18	$7.26	$6.22
Gain on sale of other equity interest[1]	-	(1.96)	-	(1.96)	-
Loss on securities portfolio restructuring[2]	-	1.73	-	1.73	-
Adjusted earnings per share - basic and diluted	$2.55	$2.40	$2.18	$7.03	$6.22

Adjusted Net Income, Community Banking Segment
Net income, community banking segment, as reported	$8,914	$8,173	$7,378	$24,197	$19,939
Gain on sale of other equity interest[1]	-	(6,375)	-	(6,375)	-
Loss on securities portfolio restructuring[2]	-	5,632	-	5,632	-
Adjusted net income, community banking segment	$8,914	$7,430	$7,378	$23,454	$19,939

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$278,440	$270,666	$245,218	$271,999	$237,998

Annualized ROE, as reported	11.86%	12.75%	11.60%	11.60%	11.36%
Adjusted annualized ROE	11.86%	11.65%	11.60%	11.24%	11.36%

Adjusted Return on Average Assets (ROA)
Average total assets, as reported	$2,804,320	$2,802,069	$2,691,263	$2,799,599	$2,636,916

Annualized ROA, as reported	1.18%	1.23%	1.06%	1.13%	1.02%
Adjusted annualized ROA	1.18%	1.13%	1.06%	1.09%	1.02%

Return on Average Tangible Common Equity
Average total equity, as reported	$278,440	$270,666	$245,218	$271,999	$237,998
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(843)	(868)	(985)	(869)	(1,049)
Average noncontrolling interest	(471)	(626)	(538)	(623)	(702)
Average tangible common equity	$251,935	$243,981	$218,504	$245,316	$211,056

Net income	$8,257	$8,626	$7,113	$23,677	$20,275
Amortization of intangibles	25	25	63	75	188
Net income attributable to noncontrolling interest	18	(63)	(38)	(92)	(141)
Net tangible income attributable to C&F Financial Corporation	$8,300	$8,588	$7,138	$23,660	$20,322

Adjusted net income	$8,257	$7,883	$7,113	$22,934	$20,275
Amortization of intangibles	25	25	63	75	188
Net income attributable to noncontrolling interest	18	(63)	(38)	(92)	(141)
Adjusted net tangible income attributable to C&F Financial Corporation	$8,300	$7,845	$7,138	$22,917	$20,322

Annualized return on average equity, as reported	11.86%	12.75%	11.60%	11.60%	11.36%
Annualized return on average tangible common equity	13.18%	14.08%	13.07%	12.86%	12.84%
Adjusted annualized return on average tangible common equity	13.18%	12.86%	13.07%	12.45%	12.84%

_______________

1	Sale of other equity interest is net of related income tax expense of $1.9 million for the first nine months of 2026.
2	Securities portfolio restructuring is net of related income tax benefit of $1.5 million for the first nine months of 2026.

	For The Quarter Ended			For The Nine Months Ended
	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Fully Taxable Equivalent Net Interest Income[1]
Interest and fees on loans	$36,693	$35,690	$34,683	$107,098	$100,781
FTE adjustment	47	49	52	142	148
FTE interest and fees on loans	$36,740	$35,739	$34,735	$107,240	$100,929

Interest and dividends on securities	$4,611	$4,190	$3,381	$12,581	$9,763
FTE adjustment	311	298	266	900	760
FTE interest and dividends on securities	$4,922	$4,488	$3,647	$13,481	$10,523

Total interest income	$41,576	$40,351	$38,783	$121,073	$112,178
FTE adjustment	358	347	318	1,042	908
FTE interest income	$41,934	$40,698	$39,101	$122,115	$113,086

Net interest income	$30,174	$29,090	$27,174	$86,973	$78,692
FTE adjustment	358	347	318	1,042	908
FTE net interest income	$30,532	$29,437	$27,492	$88,015	$79,600

Net interest margin	4.47%	4.35%	4.19%	4.35%	4.17%
FTE adjustment	0.06%	0.06%	0.05%	0.06%	0.04%
FTE net interest margin	4.53%	4.41%	4.24%	4.41%	4.21%

________________

1	Assuming a tax rate of 21%.

	9/30/2026	12/31/2025
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$268,753	$261,753
Less goodwill	(25,191)	(25,191)
Less other intangible assets	(834)	(909)
Tangible equity attributable to C&F Financial Corporation	$242,728	$235,653

Shares outstanding	3,251,123	3,245,972

Book value per share	$82.66	$80.64
Tangible book value per share	$74.66	$72.60